Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Amendment No. 3 to Registration Statement No. 333-104270 of Fiserv, Inc. on Form S-3 of our reports dated January 24, 2003 (which reports express an unqualified opinion and include an explanatory paragraph as to the adoption in 2002 of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), appearing in and incorporated by reference in the Annual Report on Form 10-K of Fiserv, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
July 8, 2003